Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is executed and entered into on June 28, 2022 (the “Effective Date”), by and between Viatris Inc. (hereinafter referred to as “Viatris”), a Delaware corporation with offices located at 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317 U.S.A., and Oyster Point Pharma, Inc. (hereinafter referred to as “Company”), with an address of 202 Carnegie Center, Suite 109, Princeton, New Jersey 08540 U.S.A. Viatris and Company may be hereinafter collectively referred to as “Parties” or individually as “Party.”

WHEREAS, Viatris and Company wish to explore and discuss the possibility of entering into a prospective business transaction (the “Possible Transaction”);

WHEREAS, Viatris and Company, in furtherance of such exploration and discussions, may exchange certain financial, strategic, marketing, sales, scientific, development or other proprietary information;

WHEREAS, Viatris and Company each wish to maintain the confidentiality of such information by preventing its unauthorized disclosure; and

WHEREAS, Viatris and Company previously entered into a Mutual Confidential Disclosure Agreement dated as of November 2, 2021 (the “Prior Agreement”), which the parties wish to supersede in its entirety by means of this Agreement.

WITNESSETH:

That for and in consideration of the promises made herein, their mutual and individual interests, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Viatris and Company agree as follows:

I.	DEFINITION OF CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all notes, books, papers, diagrams, documents, reports, e-mail, memoranda, visual observations, oral communications and all other data or information in whatever form, disclosed by or on behalf of one Party and/or its affiliates to the other Party and/or its affiliates and/or its or their Representatives (as defined in Article V below), including those made prior to the execution of this Agreement. For purposes of this Agreement, “affiliates” shall mean with respect to either Party, any entity, directly or indirectly, controlling, controlled by or under common control with such Party, for only so long as such control exists. For purposes of this definition, “control” means (i) in case of corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) for the election of directors of such entity or (ii) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms

“controlling,” “controlled by” or “under common control” shall have the meanings comparable to the foregoing.

II.	EXCHANGE OF CONFIDENTIAL INFORMATION

Viatris and Company agree to provide one another and/or their respective affiliates with such Confidential Information, as that term is defined in Article I herein, as the disclosing Party, in its sole discretion, deems necessary for the receiving Party to evaluate the matters contemplated herein. Except in connection with the evaluation of the Possible Transaction, neither Viatris nor Company will use for any other purpose(s), nor cause or permit to be used by others, either directly or indirectly, any Confidential Information disclosed hereunder without the prior written consent of the Party making such disclosure.

III.	CONFIDENTIALITY

Viatris and Company agree that the recipient of the Confidential Information shall not disclose, cause, or permit to be disclosed said Confidential Information to any third party or parties, subject to the exceptions contained in Articles V, VI and VII herein, without the prior written consent of the disclosing Party.

Viatris and Company agree that, without the prior written consent of the other Party, it will not, and will direct its affiliates and Representatives (as defined in Article V below) not to, disclose to any third party (i) that the Confidential Information has been made available to it or its affiliates or Representatives, (ii) that discussions or negotiations are taking or have taken place concerning a possible transaction between the Parties or (iii) any of the terms, conditions or other facts with respect to any such possible transaction, including, without limitation, the status thereof.

IV.	DESTRUCTION OF CONFIDENTIAL INFORMATION

At any time upon written request of the disclosing Party, except as required by law or regulation, and subject to the exceptions set forth herein, the receiving Party will destroy the Confidential Information received from the disclosing Party and confirm to the disclosing Party in writing such destruction. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, (a) the obligation to destroy and confirm does not apply to (i) any computer records or files that have been created pursuant to the receiving Party’s or its affiliates’ or Representatives’ automatic archiving and back-up procedures, or (ii) any notes, reports, presentations or other documents or materials in whatever form prepared by the receiving Party or its Representatives in connection with the evaluation of the Possible Transaction by the receiving Party’s Board of Directors and senior management (collectively, “Evaluation Materials”); and (b) the receiving Party and its affiliates and Representatives may retain one archival copy of the Confidential Information in accordance with its policies, solely to demonstrate its compliance with the terms and conditions of this Agreement; provided, that such computer records, files, Evaluation Materials and archival copy shall otherwise be subject to the receiving Party’s confidentiality and non-use obligations in accordance with the terms of this Agreement.

V.	DISCLOSURE

Confidential Information may be disclosed to employees, directors, officers, advisors, legal counsel, accountants, financing sources, third party consultants, agents, and advisors (collectively, “Representatives”) of either Viatris or Company and/or their respective affiliates; provided, those to whom Confidential Information is disclosed, regarding or concerning the matters contemplated herein, shall (a) have a need to know such Confidential Information in connection with the evaluation of the Possible Transaction, (b) have been advised by the recipient of the recipient’s obligations under this Agreement, and (c) are under obligations of confidentiality at least as restrictive as those of this Agreement. Viatris and Company agree to enforce the confidentiality terms and provisions of this Agreement as to any such of its affiliates and Representatives who receive Confidential Information hereunder, and to be liable for breach of confidentiality obligations by any of its affiliates and Representatives.

VI.	EXCEPTIONS

Notwithstanding anything to the contrary contained herein, the recipient of Confidential Information disclosed hereunder shall be under no duty to maintain the confidentiality of any such Confidential Information which, as evidenced by written records:

a)	At the time of disclosure is within the public domain;

b)	After disclosure becomes a part of the public domain through no fault, act or failure to act, error, effort or breach of this Agreement by the recipient;

c)	Is known to the recipient at the time of disclosure;

d)	Is discovered by the recipient independently of any disclosure by the disclosing Party; or

e)	Is obtained from a third party who to the recipient’s actual knowledge has no restriction on possessing and disclosing such Confidential Information.

Nothing in this Agreement, including the confidentiality provision contained herein, shall be construed to prohibit or otherwise restrict either Party from lawfully reporting waste, fraud, or abuse related to the performance of a government contract, to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.

VII.	COMPULSION

If a Party is required by order, statute or regulation of any government authority or other legal compulsion to disclose Confidential Information to any federal or state agency, court or other body, such Party may make such disclosure; provided, however that, to the extent legally permissible and reasonably practicable, such Party shall notify the disclosing Party in advance so as to provide or afford the disclosing Party the opportunity to obtain such protective orders or other relief as the compelling court or other entity may grant, and shall reasonably cooperate with the disclosing Party in such efforts; and provided further that, to the extent disclosure is so required, then such Party shall only disclose that portion of the Confidential Information that is legally required to be disclosed.

VIII.	TERM OF AGREEMENT

The term of this Agreement shall begin on the Effective Date and shall expire four (4) years from the Effective Date.

IX.	REMEDIES

Both Viatris and Company acknowledge that the confidentiality and other provisions contained herein are reasonable in view of the nature of their respective businesses and the Confidential Information they will each disclose during their discussions, and that any breach of their respective obligations hereunder may cause the other irreparable harm for which the Party harmed may have no adequate remedy at law. As a result, the aggrieved Party shall be entitled to seek equitable relief against any breach hereof, in addition to the right to assert any other remedy it may have under this Agreement or otherwise at law or in equity.

X.	NO WARRANTIES

ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS” AND THE DISCLOSING PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Without limiting the generality of the foregoing, the disclosing Party makes no warranty as to the accuracy or completeness of the Confidential Information. The disclosing Party shall have no liability to the recipient or any of the recipient’s affiliates or Representatives resulting from the receipt or use of Confidential Information.

XI.	ENTIRE AGREEMENT

The terms and conditions contained herein express the entire agreement between Viatris and Company insofar as the exchange of Confidential Information in connection with the evaluation of the Possible Transaction is concerned, supersede the Prior Agreement in its entirety and all prior drafts and/or understandings and create no other obligation or relationship between them.

XII.	MODIFICATION

This Agreement may be changed, amended or otherwise modified only by a written statement; provided that such statement expresses their intent to change this Agreement and specifically describes such change(s). Any handwritten changes to this Agreement will not be effective as to either Party unless initialed in the margin by an authorized representative of such Party.

XIII.	COUNTERPARTS/FACSIMILE/ELECTRONIC TRANSMISSIONS

This Agreement may be signed in two (2) counterparts, each of which is to be considered an original, and taken together as one and the same document. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (e.g., portable document format (.pdf)), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party shall re-execute original forms thereof and deliver them to the Party who made said request.

XIV.	AUTHORITY OF PARTIES

Each Party represents and warrants to the other that it is fully authorized to execute this Agreement and to bind itself and/or its principal, if any, and to perform its obligations hereunder according to the terms set forth herein. Each Party further represents that its execution of this Agreement and performance of its obligations hereunder, are not and will not be in violation of any obligations it may have to any third party. Nothing in this Agreement will obligate the Parties to consummate any transaction.

XV.	INTELLECTUAL PROPERTIES

This Agreement grants no copyright, trademark, trade secret, patent or other intellectual property rights or licenses, express or implied, to either Party.

XVI.	GOVERNING LAW

Any and all actions between the Parties regarding the interpretation or application of any term or provision contained herein shall be governed by and interpreted in accordance with the laws of the State of New York.

XVII.	SUBMISSION TO JURISDICTION

Each Party (i) submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, with respect to actions or proceedings arising out of or relating to this Agreement with the exception of those actions which may arise with regard to obtaining protective orders or other relief under Article VII, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (iv) agrees that any final judgment or decree entered by such court shall be entitled to full faith and credit for purposes of collection and enforcement whenever the Party against whom a judgment decree is entered, without regard to where such Party may be found. Each Party may make service of process on the other Party by sending or delivering a copy of the process to such Party at its address set forth above via reputable overnight carrier. Nothing in this section, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

XVIII.	NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person, by a nationally recognized overnight courier, or by registered or certified airmail, postage prepaid to the addresses given above or such other addresses as may be designated in writing by the Parties from time to time, and shall be deemed to have been given upon receipt. For notices, a copy of such notice shall be sent to each Party at its address above, Attention: Global General Counsel.

XIX.	DOCUMENT PREPARATION

The Parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting of this Agreement.

XX.	SEVERABILITY

To the extent any provision or term set forth herein is or becomes unenforceable by operation of law, such unenforceability shall not affect the remaining provisions of this Agreement. The Parties agree to renegotiate in good faith any provision or term held to be unenforceable and to be bound by the mutually agreed substitute provision.

XXI.	SINGULAR AND PLURAL

The singular form of any noun or pronoun shall include the plural when the context in which such a word is used is such that it is apparent the singular is intended to include the plural or vice versa.

IN WITNESS of their agreement to the terms and conditions contained herein, Viatris and Company have caused the following signatures to be affixed hereto as of the Effective Date.

VIATRIS INC.		OYSTER POINT PHARMA, INC.

BY:	/s/ Anil Amin	BY:	/s/ Jeffrey Nau, PhD, MMS
PRINT NAME: Anil Amin		PRINT NAME: Jeffrey Nau, PhD, MMS
TITLE: Chief Business Development Officer		TITLE: CEO